                                  EXHIBIT 23.1
                     CONSENT OF CROUCH, BEIRWOLF & CHISHOLM


                        Independent Accountants' Consent



The Board of Directors and Stockholders
RateXchange Corporation:



        We consent to incorporation by reference in the Registration Statement on Form S-1 of RateXchange Corporation of our report dated February 29, 2000, relating to the consolidated balance sheets of RateXchange Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of RateXchange Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


                                         /s/ CROUCH, BIERWOLF & CHISHOLM



Salt Lake City, Utah
July 21, 2000